Exhibit 99.1
NEWS RELEASE
Contact: Dollar Financial Corp
Financial Dynamics
Julie Prozeller
(212) 850-5600
FOR IMMEDIATE RELEASE
DOLLAR FINANCIAL CORP CONSUMMATES PREVIOUSLY ANNOUNCED
ACQUISITION OF SEFINA, THE LEADING PAWN LENDING BUSINESS IN
SCANDINAVIA
BERWYN, Pennsylvania, December 31, 2010 — Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced that its wholly owned U.K. subsidiary, Dollar Financial U.K. Ltd., has completed the acquisition of Sefina Finance AB, a leading Scandinavian pawn lending business with headquarters in Stockholm, Sweden. Sefina, which has more than a 125 year operating history, is the market leader in the region providing pawn loans primarily secured by gold jewelry, diamonds and watches, through its 16 store locations in Sweden and 12 stores in Finland.
The total cash consideration for the acquisition is approximately $73.0 million, of which $58.0 million was cash paid at closing with the remaining approximately $15.0 million of additional cash to be paid in installments during calendar year 2011, and there is a contingent earn-out arrangement based on the financial performance of the acquired business over the next two years. The Company also assumed Sefina’s existing working capital lines of credit associated with a number of Scandinavian banks, which aggregated to approximately $60.0 million upon the closing of the acquisition, are secured by the value of Sefina’s pawn pledge stock, and have average interest rates of approximately 4%. Including transition costs, the EBITDA contribution for the acquired stores is expected to be approximately $6.0 million for the remainder of the Company’s fiscal year ended June 30, 2011. The Company anticipates it will update its earnings outlook for fiscal 2011 to include the Sefina acquisition and the related purchase accounting adjustments when it releases its fiscal second quarter earnings results for the three months ending December 31, 2010.
Commenting on the acquisition, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “The expansion of our pawn lending business globally is a key element of the Company’s long-term growth strategy and is in keeping with our focus on the ever expanding ALICE (or Asset Limited Income Constrained) demographic. There appears to be a significant on-going shift within the more developed economies of the world

Page | 1

towards service sector employment and lower paying jobs, as manufacturing and some other higher paying occupations are off-shored to developing countries where labor is less expensive. As such, the average wage rate for the ALICE demographic is continually shrinking against the rising tide of higher costs for food, gasoline, health care and other basic necessities. As the number of people like ALICE increase all around the globe, we are intently focused on expanding our set of products and services and sales channel delivery platforms in existing and new markets to meet their growing financial services needs, of which pawn lending is a key component.”
About Dollar Financial Corp
Dollar Financial Corp is a leading international diversified financial services company primarily serving unbanked and under-banked consumers and small business owners for over 30 years. Through its retail storefront locations as well as by other means, such as via the Internet, the Company provides a range of consumer financial products and services in seven countries (Canada, the United Kingdom, the United States, the Republic of Ireland, Sweden, Finland and Poland) to consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. The Company’s products, principally its short-term consumer loans, check cashing services, secured pawn loans and gold buying services, provide customers with immediate access to cash for living expenses or other episodic needs. The Company also offers high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, reloadable VISA® and MasterCard® debit cards, foreign currency exchange, and other services. In addition, through its branded Military Installment Loan and Education Services, or MILES® program, the Company provides fee based services to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank.
At September 30, 2010, the Company’s global retail operations consisted of 1,193 locations, including 1,067 company-operated financial services stores and 126 franchised and agent locations, conducting business primarily under the names Money Mart®, Money Shop®, Insta-Cheques®, The Check Cashing Store®, and MoneyNow® in Canada, the United Kingdom, the United States, the Republic of Ireland, and Poland. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including, among other things, statements regarding the following: recent acquisitions; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K., the United States, and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; and the performance of new products and services. These

Page | 2

forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt financing transactions; the results of certain ongoing income tax appeals; and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K. or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Page | 3